     As filed with the Securities and Exchange Commission on June 25, 2004
                                                                Registration No. 333-
===========================================================================================
                              SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549

                                           FORM S-8
                                    REGISTRATION STATEMENT
                                            UNDER
                                  THE SECURITIES ACT OF 1933

                                     FILENET CORPORATION
                      (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                                    95-3757924
   (State of Incorporation                                         (I.R.S. Employer
       or Organization)                                         Identification Number)

                                      3565 Harbor Boulevard
                                  Costa Mesa, California 92626
                   (Address of Principal Executive Offices including Zip Code)

             THE AMENDED and RESTATED 2002 INCENTIVE AWARD PLAN OF FILENET CORPORATION

                                     (Full Title of the Plan)

       KATHARINA MUELLER                                           Copy to:
Vice President, General Counsel                            Regina M. Schlatter, Esq.
       FILENET CORPORATION                                     LATHAM and WATKINS
      3565 Harbor Boulevard                          650 Town Center Drive, Twentieth Floor
  Costa Mesa, California 92626                           Costa Mesa, California 92626
        (714) 327-3400                                         (714) 540-1235

                    (Name and Address, Including Zip Code, and Telephone Number,
                            Including Area Code, of Agent for Service)

                                                                                         .
                             CALCULATION OF REGISTRATION FEE                             .
                                            Proposed          Proposed
                                             Maximum           Maximum
                         Amount             Offering         Aggregate        Amount of
                          to be                Price          Offering     Registration
                     Registered(1)(3)      Per Share(2)          Price(2)           Fee  .
Common Stock
$0.01 par value       2,000,000 shares        $29.21       $58,420,000        $7,401.81  .

(1)  The FileNet  Corporation  Amended and Restated 2002  Incentive  Award Plan,
     formerly known as the 2002 Incentive Award Plan, authorizes the issuance of an  aggregate  of  4,800,000  shares of Common  Stock,  par value $0.01 per share, of FileNet  Corporation  (the "Company")  (the "Common  Stock"),  of
     which  2,000,000  shares are being  registered  hereunder  and 2,800,000 of which have been previously registered.

(2)  Estimated  solely for the  purposes of  calculating  the  registration  fee pursuant  to Rule  457(h)  and (c) under  the  Securities  Act of 1933,  as amended, and represents  the average of the high and low sales price of the
     Common Stock on the Nasdaq Stock Market on June, 22 2004.

(3)  In the event of a stock  split,  stock  dividend,  or  similar  transaction involving  the  Company's  Common  Stock,  the number of shares  registered hereby shall  automatically be increased to cover the additional  shares in accordance  with Rule 416(a) under the  Securities Act of 1933, as amended.
     Each share of Common Stock being registered  hereunder,  if issued prior to the termination by the Company of its Rights Agreement dated as of November
     4, 1998, as amended, will include one preferred share purchase right. Prior to the occurrence of certain  events,  the preferred  share purchase rights will not be exercisable or evidenced separately from the Common Stock.
===========================================================================================

    Proposed issuances to take place as soon after the effective date of the
          Registration Statement as outstanding shares are purchased.

                                 Total Pages 7
                             Exhibit Index on Page 5

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The  information  called  for in Part I of the Form S-8 is not being  filed with or included in this Form S-8 (by  incorporation  by reference or otherwise)
in accordance  with the rules and  regulations  of the  Securities  and Exchange
Commission (the "Commission").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

     The Amended and Restated 2002 Incentive  Award Plan,  formerly known as the
2002 Incentive Award Plan,  authorizes the issuance of an aggregate of 4,800,000 shares of Common Stock. The Company has previously  registered  2,800,000 shares issuable under the Amended and Restated 2002  Incentive  Award Plan (the "Plan")
by a (i)  Registration  Statement on Form S-8 filed with the  Commission on July
18, 2002,  Registration No. 333-96711,  registering  1,400,000 shares and (ii) a
Registration  Statement on Form S-8 filed with the  Commission on July 14, 2003,
Registration   No.   333-107012,   registering   1,400,000  shares  (the  "Prior
Registration  Statements").  Under this Registration  Statement,  the Company is registering  an additional  2,000,000  shares of Common Stock issuable under the
Plan.  The contents of the Prior  Registration  Statements are  incorporated  by reference  herein to the extent not  modified  or  superseded  thereby or by any subsequently filed document that is incorporated by reference herein or therein.

     The consolidated  financial statements and related  consolidated  financial statement schedule of FileNet  Corporation and its subsidiaries ("the Company"), incorporated  in this  prospectus by reference from the Company's  Annual Report
(Form 10-K) for the fiscal year ended  December 31,  2003,  have been audited by
Deloitte and Touche LLP,  independent  registered  accounting firm, as stated in their  reports,  which are  incorporated  herein by reference,  and have been so incorporated  in  reliance  upon the  reports  of such  firm  given  upon  their authority as experts in accounting and auditing.

Item 8.  Exhibits

     See Index to Exhibits on page 5.

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act, the Company  certifies that it has reasonable  grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused  this  Registration  Statement  to be signed on its behalf by the undersigned,  thereunto duly authorized, in the City of Costa Mesa, State of California, on June 24, 2004.

                               FILENET CORPORATION

                               By:  /s/ Lee D. Roberts                      .
                                   Lee D. Roberts, Chairman of the Board
                                   and Chief Executive Officer

                               By:  /s/ Sam M. Auriemma                     .
                                   Sam M. Auriemma, Executive Vice President
                                   and Chief Financial Officer

                                POWER OF ATTORNEY

     Each person whose  signature  appears below hereby  authorizes and appoints
Lee D. Roberts and Sam M. Auriemma as attorneys-in-fact  and agents, each acting alone, with full powers of substitution to sign on his behalf,  individually and in the capacities  stated below,  and to file any and all amendments,  including post-effective amendments, to this registration statement and other documents in connection therewith,  with the Securities and Exchange Commission,  granting to said  attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

     Pursuant to the  requirements  of the  Securities  Act,  this  registration statement has been signed by the following  persons in the capacities  indicated
as of June 24, 2004.

Signature                              Title

 /s/ Lee D. Roberts                    Chairman of the Board and Chief Executive
Lee D. Roberts                         Officer (Principal Executive Officer)

 /s/ Sam M. Auriemma                   Executive Vice President and Chief
Sam M. Auriemma                        Financial Officer (Principal Financial
                                       Officer)

 /s/ L. George Klaus                   Director
L. George Klaus

 /s/ William P. Lyons                  Director
William P. Lyons

 /s/ John C. Savage                    Director
John C. Savage

 /s/ Roger S. Siboni                   Director
Roger S. Siboni

 /s/ Theodore J. Smith                 Director
Theodore J. Smith

                                INDEX TO EXHIBITS

EXHIBIT                                                                              PAGE

4.1      Rights Agreement, dated as of November 4, 1988 between FileNet              Note (1)
         Corporation and the First National Bank of Boston, which includes the form of Rights Certificate as Exhibit A and the Summary of Rights to
         Purchase Common Shares as Exhibit B.

4.2      Amendment One dated July 31, 1998 and Amendment Two dated November 9,       Note (2)
         1998 to Rights Agreement dated as of November 4, 1988 between FileNet
         Corporation and BANKBOSTON, N.A., formerly known as The First National
         Bank of Boston

4.3      Amendment Three dated November 30, 2001 to Rights Agreement dated as        Note (3)
         of November 4, 1988 between FileNet Corporation and Equiserve Trust
         Company, N.A., successors to BANKBOSTON, N.A.

5.1      Opinion of Latham and Watkins LLP.                                              6

23.1     Consent of Latham and Watkins LLP (included in Exhibit 5.1).                    6

23.2     Consent of Independent Registered Public Accounting Firm
         Deloitte and Touche LLP.                                                        7

24       Power of Attorney (included in the signature page to this Registration          4
         Statement).
                                   .

(1)  Incorporated by reference to the Company's  Registration  Statement on Form
     S-4 filed on January 26, 1996; Registration No. 333-00676.
(2)  Incorporated by reference to the Company's Form 10-Q for the fiscal quarter ended September 30, 1998.
(3)  Incorporated  by reference to the Company's  Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                                                     Exhibit 5.1

                       [LATHAM and WATKINS LLP LETTERHEAD]

                                  June 24, 2004

FileNet Corporation
3565 Harbor Boulevard
Costa Mesa, California 92626

Attn:  Board of Directors

         Re:      Registration Statement on Form S-8

Gentlemen:

     In connection  with the  registration  by FileNet  Corporation,  a Delaware corporation (the "Company") of 2,000,000 shares of Common Stock, par value $0.01 per share (the "Shares"), to be issued pursuant to the Amended and Restated 2002
Incentive  Award Plan of FileNet  Corporation  (the "Plan") under the Securities
Act of 1933, as amended on Form S-8 to be filed with the Securities and Exchange
Commission (the "Registration  Statement"),  you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection  with such  registration,  we are  familiar  with the  proceedings  taken,  and  proposed to be taken,  by the
Company in connection  with the  authorization,  issuance and sale of the Shares and, for the purposes of this  opinion,  have assumed such  proceedings  will be timely completed in the manner presently proposed.

     As such counsel, we have examined such matters of fact and questions of law considered  appropriate for purposes of rendering the opinions  expressed below.
In our  examination,  we have assumed the  genuineness  of all  signatures,  the authenticity of all documents  submitted to us as originals,  and the conformity to authentic original documents of all documents submitted to us as copies. With your consent we have relied upon  certificates  of an officer of the Company and others  with  respect  to certain  factual  matters.  We have not  independently verified such factual matters.

     We are opining  herein as to the effect on the subject  transaction of only the General  Corporation Law of the State of Delaware,  including  statutory and reported  decisional law  thereunder,  and we express no opinion with respect to the  applicability  thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

     Subject to the foregoing and in reliance  thereon,  it is our opinion that, upon the  issuance  and sale of the  Shares in the  manner  contemplated  by the
Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings  required on its part to be taken prior to the issuance of the Shares  pursuant to the terms of the Plan and
the  Registration  Statement,  including,  without  limitation,   collection  of
required payment for the Shares,  the Shares will be validly issued,  fully paid and nonassessable securities of the Company.

     We consent to your  filing this  opinion as an exhibit to the  Registration
Statement.

                                     Very truly yours,

                                     /s/ Latham and Watkins LLP

                                     LATHAM and WATKINS LLP

                                                                    Exhibit 23.2

                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement of  FileNet  Corporation  on Form S-8 of our reports dated  February  24,  2004, appearing in the Annual Report on Form 10-K of FileNet  Corporation for the year ended December 31, 2003.

/s/ Deloitte and Touche LLP

Deloitte and Touche LLP
Costa Mesa, California
June 25, 2004